Insertion Order #092421-4239-104

Date 9/24/2021
Ad Network LockerDome, Inc.

lockerdome
1314 Washington Ave.
St. Louis, MO 63103

Publisher

Rumble

Publisher Approved Properties

Rumble rumble.com

Publisher Contact
Chris Pavlovski
218 Adelaide St. West
Toronto, Ontario M5H 1W7
Canada

Publisher Billing Contact
Brandon Alexandroff
218 Adelaide St. West
Toronto, Ontario M5H 1W7
Canada

LockerDome - Ad Operations Inquiries
Sophie Westrich
1314 Washington Ave.
St. Louis, MO 63103

LockerDome - Publisher Inquiries
Ryan Allen
1314 Washington Ave.
St. Louis, MO 63103

LockerDome - Invoice Inquiries
Carol Matthews
1314 Washington Ave.
St. Louis, MO 63103

Effective Start Date: **9/24/21**

Distribution

Device	Placement	Geo	Daily Impressions	Revenue Share
Desktop, Mobile, Tablet	Below Content, Footer, Sidebar, Video	US	100% fill	80%

Special Instructions/Notes

• All terms and proprietary metrics disclosed or provided by LockerDome to Publisher under this Partner Insertion Order constitute Confidential Information regardless of whether such information was provided before or after the execution date or how it was provided to Publisher.

• Publisher's Revenue will be determined by multiplying Publisher's Revenue Share Percentage by the Attributable Revenue generated each day that the Ad Unit(s) serves Ad Impressions.

Terms & Conditions

Reporting All reported numbers for the purposes of billing and general delivery reporting are based on LockerDome's reporting system.

Payment

• Net 15 as of September 1, 2021: LockerDome will pay Publisher on a net 15 day basis from the end of each month in which a campaign is run. LockerDome will pay Publisher via check, via credit card, via wire transfer or via electronic funds transfer, as mutually agreed upon by the parties. Payments are processed provided that they exceed the minimum threshold for payment; if not, the payments accumulate until the minimum threshold is met. The minimum threshold is $10 except for international wires where the minimum threshold is $50.

• Net 45 prior to September 1, 2021: Prior to September 1, 2021, payment terms were Net 45.

• To ensure prompt payment, Publisher must provide all requested tax forms and payment information within 30 days of this Partner Insertion Order's execution date. In the event that this information is not received, LockerDome is under no obligation to pay Publisher until such information is provided by Publisher.

• Any disputes regarding payment must be provided in writing by Publisher to LockerDome within 30 days following its payment date.

Obligations

• To confirm acceptance of this Partner Insertion Order as part of the LockerDome Ad Network, please electronically sign via RightSignature.

• By signing this Partner Insertion Order, the parties agree to the IAB/AAAA General Advertising Provisions, Version 3.0.

• This Partner Insertion Order will be governed by the laws of the State of Missouri (without reference to its conflict of laws principles), and any and all disputes arising in connection with this Partner Insertion Order shall be brought in the Circuit Court for the County of St. Louis, State of Missouri, with each party consenting to the jurisdiction and venue of such court.

• This Partner Insertion Order supersedes any terms and conditions in the IAB/AAAA General Advertising Provisions that are inconsistent or contradict the terms of this Partner Insertion Order.

• Publisher is required to have Ad Unit tested, approved by LockerDome, and fully ready to serve in production before going live. Placement of the Ad Unit shall be as shown in the below illustration. Failure to comply will nullify this Partner Insertion Order.

• Publisher acknowledges that certain website content, including but not limited to pornography, violence, obscene language, and hate speech, may be undesirable to LockerDome's network of Advertisers. In the event that this type of content appears on Publisher's website(s), LockerDome reserves the right to terminate this Partner Insertion Order immediately via written notice (email or otherwise).

• Launching a LockerDome Brand Space is a prerequisite for serving ads. In the event Publisher's Brand Space does not exist prior to the Flight Start Date, it automatically will be created and can be customized by Publisher at any time.

Additional Terms

• With 1-hour written notice (via email or otherwise), LockerDome reserves the right to revise one or more terms pertaining to this Insertion Order without invalidating the Insertion Order nor requiring an updated Insertion Order, including but not limited to: Publisher Approved Properties, Ad Unit(s), Placement(s), Device(s), Geo Target(s), Fill Rate(s), Daily Impression Cap(s), Integration Type(s). For programmatic integrations, LockerDome guarantees 100% fill on all ad requests made on impressions in which LockerDome is the winning bidder. Terms and adjusted terms pertaining to this Partner Insertion Order will be reflected on Publisher's dashboard within LockerDome's reporting system.

• Either party may cancel this Partner Insertion Order with 1-hour written notice (via email or otherwise) to the other party without penalty, provided LockerDome still will be obligated to pay Publisher for any amounts due pursuant to this Partner Insertion Order as of the cancellation.

LockerDome, Inc.		**Rumble**	
By	Carol D Matthews	By	[signature]
Name	Carol D. Matthews	Name	Chris Pavlovski
Title	SVP Operations	Title	Founder & CEO
Date	09/24/2021	Date	09/24/2021


rumble
Girl sings National Anthem after having wisdom teeth surgery
M
Published August 18, 2021 · 2,390 Views
1.75% RATE
1.89% APR
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Rumble / Funny & Weird — After getting her wisdom teeth removed, this girl decides to sing the National Anthem. Priceless!